Exhibit 99.2

                           CONFERENCE CALL TRANSCRIPT

          VOXX - Q2 2006 AUDIOVOX CORPORATION EARNINGS CONFERENCE CALL

                   EVENT DATE/TIME: OCT. 11. 2006 / 10:00AM ET


CORPORATE PARTICIPANTS
----------------------

 GLENN WIENER
 GW Communications - IR

 PATRICK LAVELLE
 Audiovox Corporation - President & CEO

 MICHAEL STOEHR
 Audiovox Corporation - SVP and CFOA



CONFERENCE CALL PARTICIPANTS
 JOHN BUCHER
 BMO Capital Markets - Analyst

 THOMAS KAHN
 Kahn Brothers & Co. - Analyst

 RICHARD GREENBERG
 Donald Smith & Co. - Analyst




PRESENTATION

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OPERATOR


 Good day, ladies and gentlemen, and welcome to the Audiovox conference call. My name is Tolisha and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question and answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder this conference is being recorded for replay purposes. I would now like to turn the call over to your host, Mr. Glenn Wiener, Investor Relations. Please proceed, sir.


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 GLENN WIENER  - GW COMMUNICATIONS - IR


 Thank you, and good morning. Welcome to Audiovox's 2006 fiscal second-quarter conference call for the period ended August 31st, 2006. As the operator mentioned, today's call is being webcast on the Company's website, www.Audiovox.com, under the Investor Relations section and a replay has been arranged for those who are unable to participate. The replay will be available approximately one hour after completion of the call.

Fiscal second-quarter results were released after market close yesterday. If you have not received a copy of the announcement, you can obtain one by calling my office after the completion of this call or by visiting the Company's website. Additionally, our Form 10-Q was filed yesterday and can be found on our website under "SEC Filings".

Speaking for management this morning will be Patrick Lavelle, President and CEO and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both will make opening remarks before opening up the call for your questions.

Before getting started, I would like to briefly read the Safe Harbor language. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. These factors include, but are not limited to, risks that may result in changes in the Company's business operation, our ability to keep pace with technological advances, significant competition in the Mobile and Consumer Electronics businesses, relationships with key suppliers and customers, quality and consumer acceptance of newly introduced products, market volatility, non availability of products, excess inventory, price and product competition, new product introductions, the possibility that a review of our prior filings by the SEC may result in changes to our financial statements and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any numerous statements or other corporate actions.

Risk factors with our business, including some of the factors set forth herein, are detailed in the Company's Form 10-K for the period ended November 30, 2005 and in our Form 10-Q for the fiscal second quarter ended August 31st, 2006. Thank you again for your participation and at this time, I would like to introduce Patrick Lavelle, President and CEO of Audiovox.


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 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Thank you, Glenn. Good morning, everyone, and welcome to our second-quarter conference call. I will start today by briefly recapping our results from this quarter and through the first six months of the year and then provide some commentary on our outlook. Mike will follow up with more detailed discussions on our financials, and then we'll open up the call for your questions.

At the beginning of this year, I identified satellite radio as one of our major drivers for 2006. Unfortunately up until now, this has not been the case. In mid-May, as a result of an SEC issue, we voluntarily suspended shipments of our top-selling XM Express satellite radio and therefore had no XM Express revenues for the entire second quarter and into the first two weeks of September. I'm happy to report that we are now able to ship the Express under SEC approval and I expect to have all of our retail partners fully stocked for the holiday season. In addition, we have a number of new XM products which I will discuss in a few minutes that we believe will help us achieve our goal of becoming the number one XM radio supplier.

Additionally, as we entered 2006, sales of Jensen and Phase Linear car audio were gathering momentum and enjoying restored retailer confidence in both brands. Unfortunately, the insolvency of Orient Power Corp, one of our significant audio suppliers, negatively affected sales in these two product categories as we had to replace the maker and break production up to necessary levels. We believe that based on previous quarter's sales trends of these products, we would have achieved our internal sales targets and met analysts' sales forecast and would have been profitable for the quarter had these two events not occurred.

Mobile Electronics sales came in at $67.3 million and represented 69.2% of total sales, which compares to just under 64% in the same quarter last year. Our goal has been to have the Mobile Electronics side of our business represent a larger component of sales since gross profits in this category are traditionally higher. Our mobile video line continues to post healthy margins. Though not at the volume levels of the past, we still remain number one in mobile video and through our Jensen brand, the number one supplier in mobile multimedia.

Consumer electronics sales were $30 million compared to $44.4 million in the same period last year. While the decline is significant, it was expected, given the ongoing price erosion in LCD TVs and portable DVDs, and the fact that we have deliberately passed on several retail promotions, where the gross profit potential was marginal.

Our gross margins for the quarter were up 16.2%, up from 10% in the comparable quarter last year. That was adversely impacted by a onetime write-down in our satellite radio inventory. Gross margins are down slightly from the previous quarter largely due to the OPC bankruptcy. In order for us to keep certain retail car audio programs going, we were forced to substitute higher priced models for units that were unavailable until we replaced the manufacturer. In addition, product returns that would have been replaced by Orient Power had to be sold off as is, which also lowered margins.

On the plus side, mobile video, particularly our customized headrest solutions and some of our other mobile product lines, drove margins higher. Overall, our gross margins are up year-over-year 17.2% versus 13.1% in 2005 and gross profit dollars have improved year-to-date where they are actually higher on lower sales revenues, $35.8 versus $35 million in 2005. The large number of new products coming to market and our aggressive agenda for the upcoming holiday season should positively effect gross profits. I'm confident you will see some sequential improvements in both top and bottom-line performance in the upcoming quarters.

Now looking back at the first six months of the year, they were certainly challenging, given sales issues that we did as well as ones that we did not expect. In addition, we faced pricing pressures in certain categories and had overall concerns about the economy. Despite those challenges, we believe we are better positioned today than we were at this time last year. Our product portfolio has never been stronger and we have proven brands in Audiovox, Jensen, Phase Linear, Terk, Code-Alarm and Acoustic Research that will enable us to avoid channel conflict, provide us with greater flexibility and over time increase market share in all categories.

In Mobile Electronics, now that the Express shipments have resumed in earnest, we anticipate a strong second half of the year in satellite radio with that model and the soon-to-be introduced XM Mini-Tuner. We also will add several new products in the fourth quarter that include our first portable XM receiver that will be capable of storing XM and MP3 files as well. This unit is anticipated to generate sales volume equivalent to that of our XM Express.

We began shipping our new mobile video headrest solutions last quarter and have achieved good traction in the marketplace. Our new PnP DVD includes a 30-gig hard drive and will be available for both our headrest and overhead systems in 2007. We have introduced more promotionally priced overheads, a new -- and are now selling a 15-inch drop-down and will debut video adapters to play iPod video through our headrest and overhead systems. These new products carry higher margins, which are contributing to the better gross profits this year compared to last.

While sales volume in this category is down, we have increased profit dollars over last year. Although not the growth driver it once was, mobile video should stabilize and be a good profit generator for us. As I have mentioned before, we remain the market leader.

We fully expect Jensen Mobile to be one of our key product categories this year as they continue to dominate the market in mobile multimedia. Five new multimedia products are scheduled to hit market in the fourth quarter that include the latest features, like Bluetooth, high-speed iPod, USB, and SD radio, satellite and HD ready. These highly featured units will command better price points and carry greater margins than the previous Jensen product lines. Over the next few months, we will introduce three new portable GPS NAV systems, which will compete with the well-known brands of Garmin, TomTom, and Magellan. One of these systems, our NAV 1000, will also double as an XM plug 'n play that utilizes the new XM Mini-Tuner. It will virtually serve as an all in one NAV and entertainment center. Our new NAV systems also come equipped with an optional rear observation camera interface and in essence, are two or three in-car solutions in one product. A real difference to the consumer.

We believe the features in our new units will keep it out of the commodity range and allow us better profitability.

Collision avoidance continues to be a small but strong category as consumer awareness to preventable accidents continue to grow. Federal legislation for backup safety equipment nears passage and we have the products to date to fit millions of vehicles already on the road. We anticipate collision avoidance products will carry strong and steady margins through the balance of this year.

Code-Alarm has introduced its new [Start Stick], an innovative one button remote transmitter designed to let the consumer utilize their factory keyless entry without having to carry a second transmitter.

Code OE programs are doing well and we continue to be granted new vehicle contracts. Among the most recent are a headrest DVD in March, 2007 production of the Toyota Scion xA, Scion xB and FJ Cruiser. A GM bidirectional remote start transmitter upgrade that, when the program starts in March of '07, we will have applications in over 50% of the GM vehicles, and will cover close to 100% of the vehicles by the end of that year. Ford gen 2 remote starts launched in June and should start seeing strong sales this month.

In Consumer Electronics, the declining price trends in portable DVDs continue and were expected. Today, portable DVDs make up a significantly smaller portion of our overall sales as we have moved away from marginally profitable programs. That said, we are still looking at sequential increase in portable DVD sales as retailers gear up for the holiday selling season. Like many of our competitors, we are feeling the impact of price pressures in the LCD TV market as price points have come down by 30 to 40%, which impacted our top line performance this quarter. Though pricing will be a challenge, we believe we are prepared and have managed our inventory levels accordingly so as to offset future risk.

We have a complete lineup of LCD TVs from 15-inch to 47 and plasmas in the 42 to 50-inch size. LCD TVs remain a vital part of our portfolio but we are carefully watching trends within this sector and will not participate in programs that impact our ability to meet gross profit targets. Home decor by Acoustic Research has been successful as we continue a slow rollout of this program. We anticipate nationwide distribution of this line by the first quarter of 2007. Selling home decor is more complex than just selling home speakers and our retail partners need time to set up their stores and their sales systems to accommodate this new concept. While Acoustic Research will not be a major sales category for us this year, it should positively impact our margins.

Terk accessories launched three new product lines at the recent [Sedia] show that target HD wireless markets. HD [MIA] accessories that optimize the high-definition experience for the consumer, WiFi antennas that enhance the performance of home wireless networks by increasing speed and distance, and HD radio antennas for both indoor and outdoor use.

On an operational side, our operation expenses are down roughly 8% this year compared to last and we are constantly looking at ways to better align our operations and utilize our resources. I'm happy with the steps that we have taken and the progress we are making in terms of the inventory management, our buying programs and the improved controls that are in place today. I believe that the impact of these changes will soon be felt in our financial performance. In addition, we have consolidated all administrative expenses, which again should result in increased savings and approved improved efficiencies.

During the second quarter, our Board of Directors approved the repurchase of up to 2 million shares. Year to date, we have purchased 264,000 shares and intend to make purchases in the open market as we determine.

This past quarter, we continue working our options on the M&A front. We are actively engaged with a number of companies. However, it is too early to report our progress. As you know, our committed goal is to replace our former cellular business and bring this Company back to over $1 billion in sales with better overall margins than in the past.


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 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 However,  we will be conservative with our capital and will not overpay for any
acquisition.   Finally  I'd  like  the  close  by  saying  that  we   anticipate
improvements to our profit picture over the next quarters.

We believe that we have taken the steps to get us there from new inventory management and buying programs to overhead reductions and to a renewed focus on gross profit. We continue investing our resources in new product development and this year both at the SEMA and CES and shows, we will introduce one of the strongest lines in our history. We remain committed to these goals and believe that they will result in a strong finish to 2006 and a bright future for 2007. I'm going to turn the call over to Michael now to review our financials and then I'll be happy to address any of your questions. Thank you. Michael?


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 MICHAEL STOEHR  - AUDIOVOX CORPORATION - SVP AND CFOA


 Thanks, Pat. Good morning, everyone. Consolidated sales for the second quarter were $97.4 million versus $122.9 million last year, a decrease of 20.8%. Sales in our Mobile Electronics group were $67.4 million, or 69.2% of total sales compared to $78.6 million, 63.9% of total sales in the comparable 2005 quarter. Slower sales in this group were primarily due to a decline in the satellite radio category and the insolvency of one of our vendors. These declines were partially offset by increases in our Jensen mobile multimedia sales.

Consumer Electronics sales were $30 million compared to $44.4 million in the comparable 2005 quarter. Our CE sales were down 32.3% and represented a 30.8% of total net sales versus 36.1% in the comparable period last year. The decline was primarily in two categories -- portable DVDs and LCD TVs. Prices of each continue to drop and we are looking at retail programs very closely and not participating in promotions that do not meet profitability targets.

Gross margins improved to 16.2% versus 10% last year compared to August 2005. Though in that August 2005 quarter, we took a onetime inventory write-down of $3.8 million related to our satellite radio inventory. Adjusting for that charge, margins for August '05 would have been 13.1%. Stronger margins this quarter partially attributed to mobile video products and some of our new offerings in the mobile electronic category. This was offset by previous disclosed issues with one of our vendors that required us to sell off products that would have otherwise been sold at higher margins. On a pure product gross margin basis, our gross margins for May 31 were 25% and our pure gross product margins for August were 25%.

As Pat discussed with you earlier, there are several new products being introduced in the second half of the year. And the situation related to XM and our Jensen Phase Linear lines should improve. As Mobile Electronics continues to represent a larger percentage of our overall mix, the gross profit margins should continue to move higher. Of course, this could shift a bit if we evaluate programs but with the above issues improving, we should continue to see positive momentum. Overhead for the quarter was $19.9 million versus $21.3 million, a decrease of $1.3 million or 6.3% versus overhead costs the last year. Selling expenses decreased $807,000 due to lower commission expenses as a result of lower sales, specifically in the Consumer Products group, as well as lower budgets for advertising based on change in our marketing programs.

G&A expenses declined $789,000 as a result of lower administrative salaries and professional fees. These declines were partially offset by increases in employee benefits.

Interest and bank charges declined $50,000 due to the reduction of outstanding bank obligations in our foreign companies. Other income declined principally to a onetime unrealized gain reported last year related to our investment in Bliss-Tel, which did not occur this year. Interest income increased due to an increase in short-term investments and higher interest rates as compared to last year. The effective tax rate for this quarter was 21% compared to 44.9% in the prior period. This is principally due to the tax-exempt interest income earned on our short-term investments.

We reported a net loss from continuing operations of $1.6 million or a loss of $0.07 per share compared to a loss of $3.6 million in the comparable quarter of 2005 or $0.16 a share.

Operating activities provided $7.8 million in cash versus a use of cash of $18.7 million last year at this time. Our cash flow was favorably impacted by a collection of accounts receivable and vendor receivables. Accounts receivables turns were approximately 5 times versus 5 times last year.

Our inventory increased approximately $7 million from February 28. And compared to August 31st, 2005, it decreased $47 million. This increase is principally due to inventory being purchased in anticipation of the holiday season. Our inventory turns this quarter were 3.5 compared to 3.2 last year.

Our working capital this quarter was $339 million, which includes cash and investments of $181.9 million. This compares to working capital of $340.6 million, which includes cash and working investments of $177 million as of February 28th. This is as opposed to -- compared to August 5th, our cash and investment balances were $158 million. The decline in working capital was principally the result of our repurchase of 267,000 shares of stock during the quarter.

Thank you very much and I'm here to address any of your questions. Pat.


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                                       5
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 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Okay, if there are any questions?



 QUESTION AND ANSWER


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OPERATOR


 (OPERATOR INSTRUCTIONS). John Bucher, BMO Capital Markets.


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 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 A question for Patrick on the XM product lineup. You indicated that you have got a portable XM receiver with MP3 capability. You thought that, I think you said the units should be comparable in volume to the XM Express. Will that have a higher ASP than the XM Express?

And then also if you could just elaborate a little bit more on the three portable GPS products that would appear to be another revenue catalyst for you all in the next couple of quarters. You know what brand will those be marketed under? Is that going -- will those be through the 12-volt channels or through the retail channels price ranges and some other things like that?


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 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Okay, good morning, John. Thank you. As far as the XM portable, the average selling price is going to be much higher. I can't comment as to what it will be right now but it will be much higher than the Express. My indication that it would rival the sales volume of the Express unit would be in sales dollars, not in units sold. But we do believe that will have a very good -- very good performance for us. Starting late in the fourth quarter is when we plan to introduce that product.

As you know, let me just caution everyone that our fourth quarter this year is our first quarter -- our traditional first quarter, as we changed our fiscal year this year. So our first -- our fourth quarter is December, January and February, not a particularly strong quarter, normally our weakest quarter of the year. However, I think, John, the introduction of this new unit and at least the early indications we have gotten from our retail partners, is that it should help strengthen the fourth quarter.

As far as the three GPS portable systems, our pricing will range anywhere from $399 to $799, with the top unit being the NAV unit, would be XM Mini-Tuner built in. We believe that this unit -- again, what we're trying to do here within the GPS NAV category is not come out and be a me-too product. I think me-too products are going to fall quickly into a commodity range and it will very difficult to make some money. The units that we are going to introduce will all have XM traffic and then obviously the NAV 1000 -- it is really the NAV XM 1000 -- will have the Mini-Tuner plugged in, which will make it very, very different.

You know when a consumer is looking at let's say adding XM or any satellite radio to his vehicle and then when he is looking at adding a portable GPS, he is now looking at adding two screens into the front of his car, which is -- in some cases, it is difficult to do, Okay? There is not enough room. So with our unit, you will be able to have GPS when you want it. You will be able to use it, when it is not in the GPS mode, as an XM player. And then the third option is that we can add a camera and use the screen as a backup camera and screen, which is part of the observation products. So for in-car use, it has a lot of versatility.

As far as the PnP player built in, the unit will be and will act as a portable GPS, okay, but because of the hard drive built in, it will also be a personal media player, where you can store movies on the unit and carry them on the plane or whatever and watch those movies. A very versatile product. At the price points where we think it is going to fall, we think it is going to be very competitive with what's out there from the majors. And again, feedback from -- early feedback from our customer base is it is quite interesting.


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                                       6

 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 And the distribution channels, will that be through both your 12-volt partners as well as through the retail or just the retail?


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 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Yes, I mean, XM, in many cases, the GPS product at a mass merchant is in their 12-volt department. Okay, so yes, we will be working this through our big, large accounts, primarily through their automotive departments. But if they elect to put it in their electronics department, that would be fine.


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 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 And then the brand name, will that be Audiovox or Jensen, or what brand will you be using there?


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 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 The brand name on the NAV units will be Jensen.


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 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 Okay great. And a question for Michael and then I will yield and give somebody else an opportunity here and get back in the queue. How much longer is Audiovox responsible for legal and other contingencies associated with the discontinued cellular business, Michael? How much longer will we see the discontinued operations charges in the Q's?


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 MICHAEL STOEHR  - AUDIOVOX CORPORATION - SVP AND CFOA


 That one, what you see coming through are legal expenses for a suit that is being conducted with ACC in relationship with electronic emissions, so it's going to be there awhile.


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 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 Should we, from the standpoint of modeling, I mean I guess it's hard to predict if it's a legal contingency, but should we just assume it's about the same level as the trailing three months?


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 MICHAEL STOEHR  - AUDIOVOX CORPORATION - SVP AND CFOA


 No, you're going to see -- probably you will see that expense stuff start to drop because what we did do during the acquisition is we bought a couple of years worth of general liability insurance. And that has now been amortized out, just to protect ourselves because we were responsible for certain warranty obligations. So probably it will drop off the back half.


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 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 So some of those charges that we are seeing reflected there that have been reported, some of those are cash charges then?


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                                       7

 MICHAEL STOEHR  - AUDIOVOX CORPORATION - SVP AND CFOA


 That is correct. A small portion of it.


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OPERATOR


 Thomas Kahn, Kahn Brothers.


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 THOMAS KAHN  - KAHN BROTHERS & CO. - ANALYST


 If we could fast forward a couple of years forward, I'm interested in what you might think would be sort of the top one, two, three, four, whatever killer products? And what is a killer product in terms of volume for the Company? Does that have to do, I don't know, $50 million in volume or $100 million? So the first question I guess is how would you define sort of a killer product in terms of minimum volume? And then if we could fast forward the clock a couple of years and I said take a guess as to one, two, three, if we were two years forward looking back, what they might be?


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 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Okay. Well you know, it depends -- let's talk about killer product and what would be an impact here. Certainly $50 million would be a good killer product if we are generating margins north of 30%. Okay? So it is a combination of both. We have had -- obviously when you get into some of the CE product, you're not going to generate margins at that level but you could generate sales now in excess of $100 million. So depending on the category that you are in and the margin structure you have for that, that would dictate what would be a killer product for us.

What we are looking at, when we look at this Company three years down the road, we are currently now in the audio business. We are in the LCD TV business. When you look at LCD TV, certainly a volatile but explosive category, and that could be -- that could turn out to be a good category for us over the long haul. But our business is really structured in three major areas, or at least it is planning to be.

One is in mobile, and you have killer applications in mobile like our multimedia, which is certainly meeting the requirements that I've just laid out. GPS could be a product that continues to grow within that category as more and more users just make it a part of their everyday life.

When we look into our consumer categories, certainly the new products of MPEG-4, where you can download movies and store them on small personal media players, combine that technology in other forms of product, certainly another potential area for very good results for us. And then the third area that we are looking at is -- and this goes back to things we are looking, as far as on the M&A front, we will expand our accessory business. As you know when we took over the Terk line, we started in the accessory business. We think that is going to be a business that will continue to grow. And certainly there are some killer applications there in that generally the entire line is a profitable line.

So that is the way I look at it when we are looking down the road. We will acquire to get what we need in certain categories. The audio business, when you look at the audio business over the last few years, it has been down. However, we see a resurgence. You have got HD radio coming. Certainly, a continuation of satellite radio. And the different applications essentially obsoleting every radio that's out there, every tuner system that's out there. So we believe the audio business, although it has been difficult over the last few years, will give us some good potential for growth in the future.


--------------------------------------------------------------------------------

 THOMAS KAHN  - KAHN BROTHERS & CO. - ANALYST


 Pat, since you are in three years forward and looking back, one more question. Is it reasonable to say that this Company can -- given, hopefully, a lot of these things happening -- make a 2% net profit margin or a 6% net profit margin? I know you're not a manufacturer and you are kind of not a seller, you are sort of in the middle, creating these products and having them made in the Orient and then they are sold by others. But given the nature of that relationship, what kind of a net profit margin is reasonable for this type of a business?


--------------------------------------------------------------------------------

 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Okay, you're talking after-tax or pretax?


--------------------------------------------------------------------------------
 THOMAS KAHN  - KAHN BROTHERS & CO. - ANALYST


 Either way.


--------------------------------------------------------------------------------
 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Well normally what we're -- we believe -- let me go back. The original AE company that we have established -- that was established back in 1992 when we broke the company up between cellular and AE, had pretax earnings of -- in many years above 5%, okay? So yes, we do believe that we can see pretax earnings in the 5% range. Right now, our business is very sensitive to the volume. We have a core company here that has the capability of doing a lot more than we are doing right now. Remember, this Company -- I believe our sales topped off at somewhere around $1.8 billion in sales prior to the cellular divestiture.

So we have a core group here capable of handling much more business. As we grow organically by introducing new products within the fields that we are already in, and as we acquire new businesses that are synergistic to what we do, we believe that we can take those sales and add them to our existing core group without increasing overhead much. Based on that scenario, okay, we believe that we could be looking at 5% pretax range.


--------------------------------------------------------------------------------

OPERATOR


 John Bucher, BMO Capital Markets.


--------------------------------------------------------------------------------
 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 As constructive as I think it is to looking out three years and I thought that was a helpful discussion, looking at the next three months -- it does not appear that you have provided any formal financial outlook. Should -- I'm just wondering if you can say whether you anticipate that with the new products coming on and the holiday selling season, seasonality and whatnot, that we should expect the November quarter revenues to be greater than $150 million or not? And whether the gross profit margin will be above 18% or not?


--------------------------------------------------------------------------------
 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Normally, we don't comment on the quarters but obviously it is a very active quarter for us and I think if you look back on the same quarters in previous years, you will see that we can generate numbers in the level that you're talking about.

As far as the 18% margin, the 18% margin comes about when we have a higher percentage of Mobile sales to Consumer sales. In the third quarter, which is our new third quarter, we anticipate that we're going to have a higher percentage of CE sales because this is the time of year that we do move through a lot of DVDs, we do move through a lot of our LCD TVs, and that will help us grow the sales but will affect the margins.


--------------------------------------------------------------------------------

 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 Okay, so just depending on that mix of CE, if in fact the mix of mobile to CE does drop as you indicated it might in the November quarter, obviously, hard for you to have too much precision there, but that could cause margins to perhaps be less than 18%?


--------------------------------------------------------------------------------
 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Right. You know, it depends -- it really does depend greatly on the mix. I think if you look back over our history and you see when we are generating 70% sales or 75% in a particular quarter in CG or CE products, the margins would tend to be lower than normal.


--------------------------------------------------------------------------------

 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 Okay. And then finally shifting over to Michael's area, on the operating expense side, you are just under $20 million in operating expenses; actually fell a little bit below what we were projecting. And your commentary today suggested that there may very well be some more synergies yet with some of the organizational streamlining and some of the systems that you are implementing there. Just wondering if you can give us an idea from the pure administration side of the expenses, is there still room for improvement there or are you about to have that as low as that can be, as optimized as you can have that? And just generally talking about what we should probably expect, either in terms of absolute dollars or percentage of revenues on the OpEx efficiency going forward with some of the initiatives that still have room for impact?


--------------------------------------------------------------------------------
 MICHAEL STOEHR  - AUDIOVOX CORPORATION - SVP AND CFOA


 John, as Pat mentioned, let's -- we'll separate the selling expense from the G&A because if sales move up in the third quarter, you will see some variable push on commissions. But on the pure G&A alone, yes, there has been improvements in the third quarter and there still will be room for improvements going forward.

A lot has to do with the -- a lot of professional expenses. Just some of the processes that we're putting in place are starting to get some traction. We have put a lot of things in motion here and little by little each quarter, they are beginning to make some improvement. It will be a slow, gradual process.


--------------------------------------------------------------------------------

 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 John, I would like to follow on that. We have gone through the overhead three times since the divestiture of cellular to bring down the overhead in line with the sales that we had. And over the two years, we have put in place a number of different software programs that should start to yield results in efficiencies within our systems so that we can bring down some of the expenses. We are going to continue to do that.

This recent consolidation of our administrative group will help us bring down overhead even further. But the thing that we're looking at here is not to bring down the overhead much further. We are anticipating an acquisition. We have been working very hard over the last two years. And whether it's a $50 million, $100 million, $200 million, it doesn't matter. We want to keep a core competency here in order to bring in another company and add their sales to our mix. That's going to be the key for us as far as generating the bottom lines that everybody is looking for.


--------------------------------------------------------------------------------
 JOHN BUCHER  - BMO CAPITAL MARKETS - ANALYST


 Okay. Can you say whether the tempo or the amount of attention that you are spending on the M&A side, Patrick, is that about the same level that it has been the last couple of months or quarters, or just sort of generally talk about the trend there?


--------------------------------------------------------------------------------

 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Okay. It's a difficult question for me to answer. I would answer at this particular point that we are at the same level but that does not mean that we are not aggressively pursuing it. We have been aggressively pursuing acquisitions for a number of months. So I would say it is at the same at this particular point.


--------------------------------------------------------------------------------
OPERATOR


 Richard Greenberg, Donald Smith & Co.


--------------------------------------------------------------------------------
 RICHARD GREENBERG  - DONALD SMITH & CO. - ANALYST


 Just on the navigation area once again, two questions. You see companies like Garmin, say, who have a very high operating margin, you know, in excess of 30%. And I guess the first question is just, what kind of margin will you be generating on your navigation products? And is that at all -- I mean do they have some kind of first mover advantage here? Longer term, do you believe that a company like Garmin should not really have much higher margins than you do? That is the first topic.

I guess the second one is on longer term, how this product is installed? It seems that this would just be part of the OEM auto product as opposed to your kind of product. So it would be the Delphis of the world which would have the advantage. And then secondly on the portable side, it would be through a cell phone or a PDA, another business which you're not in. So is this really a longer-term business that you will be a survivor in?


--------------------------------------------------------------------------------

 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Okay, let me -- as far as the Garmins and the Magellans, these are the market leaders; they have been in navigation for many, many years starting in the marine business. And they are enjoying very good sales as business -- as the product is now moving over to a portable type product. If they are capable of maintaining advancement in products and being first to market, then I think they will be able to maintain a margin structure similar to what they have now. However, with chipsets becoming readily available, whether they are GPS chipsets or chipsets that allow you to navigate the information -- as these become readily available, you will see a number of manufacturers in Asia jump on this category. And that will start driving prices down, and that is one of the reasons why I said we did not want to introduce me too product. Because I believe that you're going to see the me too product commoditize very quickly. And whether it is us or the other manufacturers, the only way you're going to generate the kind of margins you just mentioned is that you'd better have some unique product, okay?

As far as the install nature of this business, I agree with you that navigation is something that could move over to the car manufacturers. However, the flexibility of these units is what is their appeal. They can be taken out of the car. They can be used in another vehicle. If you're traveling, you can take it with you. It will work if you're in New York and you go to Florida, you could use your navigation system.

When you consider the fact that these things are also portable media players, where you can watch movies and things like that, these are the functions that the car manufacturers are really not going to be able to compete with.

The other area is, there is going to be pricing for these functions. The car manufacturers generally cannot compete with the aftermarket when it comes to pricing and when it comes to product innovation because of their development cycles of three to four years, they are just not going to be able to stay up. I'll give you -- if you look at the mobile cellular telephone business, they don't really do much in mobile cellular telephones. It is still a handset business. I believe that some of these products are going to follow the same path.


--------------------------------------------------------------------------------
 RICHARD GREENBERG  - DONALD SMITH & CO. - ANALYST


 And what about, this is going to be a device that is incorporated into your PDA or your cell phone and you guys don't really play in that area.


--------------------------------------------------------------------------------

 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Again it depends on what devices are -- a personal media player with a 30-gig hard drive. The other functions that you have will make our product unique. Certainly, it will be impacted by what the cellular people do. What that does not mean that this would not be a category.


--------------------------------------------------------------------------------
 RICHARD GREENBERG  - DONALD SMITH & CO. - ANALYST


 Okay. And the other question for both you guys is you know, the concern on the acquisitions once again. And I understand your sort of in this pickle because you've got this high expense structure and you're not generating the sales, but there is always the concern, the price you pay. And yes, you have made three fairly successful acquisitions, but just some reinsurance reassurance once again that on the goodwill and intangible side that we are not going to see the balance sheet be ballooned up with a lot of goodwill?


--------------------------------------------------------------------------------
 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 That is not our intent. We are not -- one of the reasons why it is taking us this period of time to find the proper acquisition is that we will not overpay, okay? There are -- there is a number of different properties out there that we can do, all right? And we will buy these companies at a fair price. We will not overpay. And our game plan is pretty solid as to what we need to do to make an accretive acquisition.


--------------------------------------------------------------------------------
OPERATOR


 There are no additional questions at this time. I would now like to turn the call over to Mr. Glenn Wiener for closing remarks.


--------------------------------------------------------------------------------

 GLENN WIENER  - GW COMMUNICATIONS - IR


 Ladies and gentlemen, thank you very much for joining us today. If you have any follow-up questions, please feel free to contact my office and again, we thank you for your support. Have a good day.


--------------------------------------------------------------------------------
 PATRICK LAVELLE  - AUDIOVOX CORPORATION - PRESIDENT & CEO


 Thank you, ladies and gentlemen. Enjoy the day.


--------------------------------------------------------------------------------
OPERATOR


Thank you for your participation in today's conference. This concludes your presentation. You may now disconnect. Have a great day.

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